Exhibit 99.1

News ReleaseContact: Michael M. Keating
Senior Vice PresidentP.O. Box 206, Whippany, NJ 07981-0206Phone: 973-503-9396

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FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P.
Announces Senior Management Changes

Whippany, New Jersey, August 5, 2015 — Suburban Propane Partners, L.P. (NYSE:SPH)
(“Suburban”), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced a re-alignment of senior leadership positions (effective September 27, 2015 -- the beginning of the Partnership’s next fiscal year), to support long-term strategic initiatives.

Mark Wienberg will move from his current role as Chief Operating Officer to a newly created position of Chief Development Officer, responsible for corporate development activities in line with the Partnership’s strategic objectives.

Steven C. Boyd will move from his current role as Senior Vice President of Field Operations to
Senior Vice President – Operations, responsible for overseeing all of the operations; including several operational support functions.

In announcing these management changes, President and Chief Executive Officer Michael A. Stivala commented, “This week marked the three-year anniversary from the closing of the Inergy Propane acquisition.  I have relied heavily on Mark Wienberg and Steve Boyd to drive the seamless integration of the two companies and, as an organization, we have accomplished a lot in a short period of time.  With our integration efforts effectively behind us, we are well positioned to increase our focus on the next phase of strategic growth – both internal and external.”

Mr. Stivala continued, “In his new role, Mark will now devote all of his time and energy on seeking external growth opportunities to expand into other businesses that can complement or supplement our core propane operations, as well as acquisitions within the propane industry.  Steve will continue to fine-tune our operating model to maximize operational efficiencies, while driving market share growth within our areas of operation through exceptional customer service.  As we continue to execute on our strategic growth initiatives, we will remain patient and disciplined in our approach to opportunities.”

Suburban Propane Partners, L.P. is a publically traded Master Limited Partnership listed on the New York Stock Exchange.  Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928.  The Partnership serves the energy needs of approximately 1.2 million residential, commercial, industrial and agricultural customers through more than 710 locations in 41 states.

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